Exhibit 99.1

Aurora Diagnostics Commences Private Exchange Offer and Consent Solicitation for All of Its Outstanding 10.750% Senior Notes due 2018

PALM BEACH GARDENS, FLORIDA—April 24, 2017—Aurora Diagnostics Holdings, LLC (the “Company”) today announced that it, together with its wholly-owned subsidiary, Aurora Diagnostics Financing, Inc. (“Aurora Financing” and together with the Company, the “Issuers”), have commenced a private exchange offer (the “Exchange Offer”) for all of their outstanding 10.750% Senior Notes due 2018 (the “Existing Notes”) for a combination of new 12.250% Increasing Rate Senior Notes due 2020 (the “New Notes”) and warrants to purchase common units of the Company (“Warrants”).

Concurrently with the Exchange Offer, the Issuers are soliciting consents (the “Consent Solicitation”) from the holders of Existing Notes to certain amendments (the “Proposed Amendments”) to the indenture governing the Existing Notes. The Proposed Amendments will, among other things, eliminate substantially all of the restrictive covenants and certain events of default from the indenture governing the Existing Notes. Holders who tender their Existing Notes pursuant to the Exchange Offer are obligated to, and are deemed to, consent to the Proposed Amendments with respect to the entire principal amount of the Existing Notes tendered by such holders.

The purpose of the Exchange Offer is to prevent the triggering of the springing maturity provision under the Company’s senior secured credit facility, which provision will cause that facility to mature on October 14, 2017 if the Issuers have not refinanced substantially all of the Existing Notes by that date.

The Exchange Offer and Consent Solicitation are currently scheduled to expire at 5:00 p.m., New York City time, on May 22, 2017, unless extended by the Issuers (such time, as it may be extended, the “Expiration Time”). Holders of Existing Notes who validly tender and do not validly withdraw Existing Notes, and who validly deliver and do not validly revoke their consents, on or prior to 5:00 p.m., New York City time, on May 5, 2017, unless extended by the Issuers (such time and date, as the same may be extended, the “Early Tender Time”), will receive additional consideration as described below. Tenders of Existing Notes may be withdrawn and consents may be revoked at any time prior to 5:00 p.m., New York City time, on May 5, 2017 (the “Withdrawal Deadline”), but not thereafter, subject to limited exceptions (even if we extend the Early Tender Time or the Expiration Time), unless we elect to extend the Withdrawal Deadline in our sole discretion. Holders may elect to either tender their Existing Notes in the Exchange Offer or take no action with respect to the Exchange Offer. Holders who tender their Existing Notes in the Exchange Offer will also be deemed to have delivered consents to the Proposed Amendments.

Aurora Diagnostics Holdings, LLC and Aurora Diagnostics Financing, Inc. Existing Notes to be Exchanged	CUSIP No.	Outstanding Aggregate Principal Amount	Consideration for each $1,000 Principal Amount of Existing Notes Tendered on or Prior to the Early Tender Time (1)	Consideration for each $1,000 Principal Amount of Existing Notes Tendered After the Early Tender Time (1)
10.750% Senior Notes due 2018	051620AB8	$200,000,000	$1,000 in New Notes and Warrants to purchase 15.366 common units of Aurora Diagnostics Holdings, LLC	$970 in New Notes and Warrants to purchase 15.366 common units of Aurora Diagnostics Holdings, LLC

(1)	Participating holders will also receive, on July 15, 2017, the first interest payment date for the New Notes, an amount equal to the accrued and unpaid interest on the Existing Notes from January 15, 2017, the last interest payment date for the Existing Notes, through, but not including, the settlement date of the Exchange Offer.

The Exchange Offer is conditioned upon the satisfaction of certain conditions, including the “Minimum Participation Condition,” which requires participation of holders of at least 97.5% of the aggregate outstanding principal amount of Existing Notes in the Exchange Offer. We may not waive the Minimum Participation Condition. Pursuant to a Support Agreement, the holders of Existing Notes owning approximately 98.7% of the aggregate outstanding principal amount of Existing Notes have agreed to validly tender all of their Existing Notes in the Exchange Offer and provide consents to the Proposed Amendments.

The New Notes will mature on January 15, 2020. The New Notes will accrue interest beginning on the issuance date at a rate of 10.75% per annum in cash plus payment-in-kind interest (“PIK Interest”) at a rate of 1.50% per annum, which PIK Interest rate shall increase to 3.00% from and after January 15, 2019. The Issuers will pay interest on the New Notes on January 15 and July 15 of each year. The first interest payment date on the New Notes will be July 15, 2017. The New Notes will be guaranteed on an unsecured senior basis by the Company’s current and future domestic subsidiaries that guarantee the Company’s credit facility indebtedness or capital markets indebtedness.

The Warrants will initially represent 12.5% of the outstanding common units of the Company on a fully diluted basis prior to the issuance of the Warrants, assuming 100% participation in the Exchange Offer, and will expire on the tenth anniversary of their issuance date.

The Exchange Offer is being made, and the New Notes and the Warrants are being offered, in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided under Section 3(a)(9) of the Securities Act.

The Exchange Offer and Consent Solicitation are made only by, and pursuant to, the terms set forth in the Offering Memorandum and Consent Solicitation Statement (the “Offering Memorandum”).

Ipreo LLC is acting as the Exchange Agent for the Exchange Offer and the Consent Solicitation. Requests for the Offering Memorandum or questions regarding the Exchange Offer or the Consent Solicitation may be directed to the Exchange Agent at (888) 593-9546 or by email to exchangeoffer@ipreo.com.

This press release shall not constitute a solicitation of consents, an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. No recommendation is made as to whether holders of the Existing Notes should tender their Existing Notes or give their consent.

About Aurora Diagnostics

Aurora Diagnostics is a leading independent pathology services and cancer diagnostics company, offering integrated diagnostic and personalized medicine consultations and information technology solutions to physicians and hospital systems. Aurora Diagnostics also provides services to pharmaceutical companies and other research entities to support their efforts to develop new cancer treatments.

Contacts

John D’Achille

Director of Financial Reporting

jdachille@auroradx.com

3